NEWS RELEASE

EVEREST RE GROUP, LTD.

Wessex House, 45 Reid Street, 2nd Floor, Hamilton HM DX, Bermuda

Contact: Elizabeth B. Farrell

Vice President, Investor Relations

Everest Global Services, Inc.

908.604.3169

For Immediate Release

Everest Re Group Provides Preliminary View of Third Quarter 2008 Results

HAMILTON, Bermuda – October 13, 2008 -- Everest Re Group, Ltd. (NYSE: RE) announced today its preliminary estimates of third quarter 2008 results.

The Company estimates after-tax operating income1 for the third quarter of 2008 to be between $0.15 and $0.25 per common share, reflecting the previously announced losses due to Hurricanes Gustav and Ike. After-tax net realized capital losses for the quarter are anticipated to be $246 million reflecting $131 million due to other than temporarily impaired investment losses, $62 million due to sales of securities and $53 million due to fair value adjustments of our investments.

After the impact of net realized and unrealized capital losses, share repurchases and dividends paid to shareholders during the quarter, the Company expects book value per share to be about $82.00; a decrease of approximately 9% from year end 2007. A significant portion of the realized and unrealized capital losses emanated from the lack of liquidity in financial markets and the concomitant widening of interest rate spreads on all fixed income securities relative to U.S. Treasury securities.

Mr. Joseph V. Taranto, Chairman and Chief Executive Officer, said, “Despite financial market volatility and the large loss events in the quarter, we remain well capitalized relative to our financial ratings. We are prepared to continue to support our clients’ needs as well as pursue market opportunities as they arise.”

This news release contains forward-looking statements within the meaning of the U.S. federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. Federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially from those contained in forward-looking statements made on behalf of the Company. These risks and uncertainties include the impact of general economic conditions and conditions affecting the insurance and reinsurance industry, the adequacy of our reserves, our ability to assess underwriting risk, trends in rates for property and casualty insurance and reinsurance, competition, investment market fluctuations, trends in insured and paid losses, catastrophes, regulatory and legal uncertainties and other factors described in our latest Annual Report on Form 10-K. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Everest Re Group, Ltd. is a Bermuda holding company that operates through the following subsidiaries: Everest Reinsurance Company provides reinsurance to property and casualty insurers in both the U.S. and international markets. Everest Reinsurance (Bermuda), Ltd., including through its branch in the United Kingdom, provides reinsurance and insurance to worldwide property and casualty markets and reinsurance to life insurers. Everest National Insurance Company and Everest Security Insurance Company provide property and casualty insurance to policyholders in the U.S. Everest Indemnity Insurance Company offers excess and surplus lines insurance in the U.S. Additional information on Everest Re Group companies can be found at the Group’s web site at www.everestre.com.

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1The Company generally uses after-tax operating income, a non-GAAP financial measure, to evaluate its performance. After-tax operating income consists of net income excluding after-tax net realized capital gains (losses) as the following reconciliation displays:

Three Months Ended September 30, 2008
(Dollars in thousands, except per share amounts)	(unaudited)
	Amount Range			Per Share Range

Net loss	$ (231,000)	-	$ (237,000)	$ (3.76)	-	$ (3.86)
After-tax net realized capital losses	(246,000)		(246,000)	(4.01)		(4.01)

After-tax operating income	$ 15,000	-	$ 9,000	$ 0.25	-	$ 0.15

Although net realized capital gains (losses) are an integral part of the Company’s insurance operations, the determination of net realized capital gains (losses) is independent of the insurance underwriting process. The Company believes that the level of net realized gains (losses) for any particular period is not indicative of the performance of the underlying business in that particular period. Providing only a GAAP presentation of net income makes it more difficult for users of the financial information to evaluate the Company’s success or failure in its basic business, and may lead to incorrect or misleading assumptions and conclusions. The Company understands that the equity analysts who follow the Company focus on after-tax operating income in their analyses for the reasons discussed above. The Company provides after-tax operating income to investors so that they have what management believes to be a useful supplement to GAAP information concerning the Company’s performance.

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